Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
May 2, 2018
American Equity Reports First Quarter 2018 Results
Company Highlights

•	First quarter 2018 net income of $141.0 million or $1.55 per diluted common share

•	First quarter 2018 non-GAAP operating income[1] of $77.7 million or $0.85 per diluted common share

•	First quarter 2018 annuity sales of $1.0 billion

•	Policyholder funds under management of $49.1 billion

•	First quarter 2018 investment spread of 2.54%

•	Estimated risk-based capital ratio of 383% compared to 378% at December 31, 2017
WEST DES MOINES, Iowa (May 2, 2018) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities, today reported first quarter 2018 net income of $141.0 million, or $1.55 per diluted common share, compared to net income of $53.9 million, or $0.60 per diluted common share, for first quarter 2017.
Non-GAAP operating income1 for the first quarter of 2018 was $77.7 million, or $0.85 per diluted common share, compared to non-GAAP operating income1 of $59.6 million, or $0.66 per diluted common share, for first quarter 2017. On a trailing twelve-month basis, non-GAAP operating1 return on average equity excluding average AOCI1 was 14.6% based upon reported results and 13.5% excluding both the impact of assumption revisions and losses on extinguishment of debt.
POLICYHOLDER FUNDS UNDER MANAGEMENT UP 1.5% ON $1.0 BILLION OF SALES
Policyholder funds under management at March 31, 2018 were $49.1 billion, a $747 million or 1.5% increase from December 31, 2017. First quarter sales were $1.0 billion before coinsurance ceded and $941 million after coinsurance ceded. Gross sales and net sales for the quarter were down 4.5% and 6.6%, respectively, from first quarter 2017 sales. However, on a sequential basis, gross and net sales increased 2.2% and 6.6%, respectively.
Total sales by independent agents for American Equity Investment Life Insurance Company increased 9.5% sequentially while total sales by broker-dealers and banks for Eagle Life Insurance Company fell by $52 million or 23.7% sequentially, in part due to a $25 million decline in sales of non-core multi-year fixed rate annuities. Sales of fixed index annuities (FIAs) were up 5.2% sequentially to $994 million driven by the gain in sales for American Equity Life.

Commenting on sales, John Matovina, Chairman and Chief Executive Officer, said: "We are pleased with another sequential increase in FIA sales and the momentum we have in sales by American Equity Life's independent agents. Sales in that channel appear to have bottomed in the third quarter of last year. FIA sales for Eagle Life of $161 million were down $27 million or 14.5% sequentially but still got our year off to a good start and were 83% higher than Eagle Life's 2017 first quarter FIA sales."
Commenting on the market environment and the outlook for FIA sales, Matovina added: "The market in each of our distribution channels remains competitive. Despite the increase in equity market volatility since early February, a number of competitors raised rates and guaranteed income. However, the changes we made to our products in September and October of last year kept us in good stead, and we continue to be in a strong competitive position for guaranteed income, caps and participation rates."
Matovina continued: "In March, we introduced our new IncomeShield series of fixed index annuity products. IncomeShield was designed to allow policyholders to tailor their lifetime income benefit rider to their specific time horizons for guaranteed income. IncomeShield 10 is now our highest guaranteed income product. In addition, one version of the IncomeShield lifetime income benefit rider allows policyholders to begin receiving lifetime income payments 30 days after the policy is issued which is a new feature for us which enhances our competitive positioning in the guaranteed income segment of the market. Initial agent response to IncomeShield has been very positive. Just one month after its introduction, IncomeShield is accounting for more than 18% of American Equity Life's new applications. While some of this may be agents pivoting from one of our products to the new IncomeShield, there are also indications that we're picking up incremental sales from agents who have returned to selling American Equity products."
INVESTMENT SPREAD DECLINES LARGELY ON NON-TRENDABLE ITEMS; OUTLOOK FOR INVESTMENT YIELD MORE FAVORABLE; RENEWAL RATE ADJUSTMENTS TO MITIGATE IMPACT OF RISING OPTION COSTS
American Equity’s investment spread was 2.54% for the first quarter of 2018 compared to 2.75% for the fourth quarter of 2017 and 2.71% for the first quarter of 2017. On a sequential basis, the average yield on invested assets decreased by eleven basis points while the cost of money rose ten basis points.Average yield on invested assets fell to 4.36% for the first quarter of 2018 compared to 4.47% for the fourth quarter of 2017 primarily reflecting a decrease in the benefit from fee income from bond transactions and prepayment income to three basis points in the first quarter of 2018 from eleven basis points in the fourth quarter of 2017. The average yield on fixed income securities purchased and commercial mortgage loans funded in the first quarter of 2018 was 4.43% compared to 4.27% in the fourth quarter of 2017.
The aggregate cost of money for annuity liabilities of 1.82% in the first quarter of 2018 was up ten basis points from 1.72% in the fourth quarter of 2017. The benefit from over hedging index linked interest obligations was two basis points in the fourth quarter of 2017 compared to eight basis points in the fourth quarter of 2017.

Commenting on investment spread, Matovina said: “Two thirds of the first quarter's sequential decline in investment spread was attributable to a fourteen basis point decrease in the benefit from non-trendable items including fee income from bond transactions, prepayment income and over-hedging. Our investment spread was also under pressure in the first quarter of 2018 in part due to the escalation of option costs for certain index strategies in the latter half of 2017 that is recognized in the cost of money ratably over the twelve month option period. To counteract this impact, we began reducing caps on the monthly point to point index strategy in March and will be expanding the universe of policies subject to monthly point to point cap reductions later this quarter. We have flexibility to reduce our crediting rates and could decrease our cost of money by approximately 0.54% through further reductions in renewal rates to guaranteed minimums should the cost of money not return to acceptable levels."
Matovina went on to say: "Our investment spread should also benefit from the recent increases in the benchmark 10-year U.S. Treasury rate and rates available to us on asset classes we have targeted for purchase. In addition to the uplift in investment yield on new purchases we've received from higher rates, we're also benefiting from the continued deployment of money into asset classes that were not traditionally in our portfolio including allocations to asset-backed securities. We're also positioned to benefit from further increases in short-term interest rates with 5% of our portfolio at March 31st in floating rate instruments. The prospect for higher investment yields is quite good and the trend of declining investment yields that has persisted for more than eight years is likely to end this year."
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss first quarter 2018 earnings on Thursday, May 3, 2018 at 8:00 a.m. CT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 855-865-0606, passcode 5069026 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on AEL’s website. An audio replay will also be available via telephone through May 10, 2018 at 855-859-2056, passcode 5069026 (international callers will need to dial 404-537-3406).

ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, issues fixed annuity and life insurance products, with a primary emphasis on the sale of fixed index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures is discussed in this release in the tables that follow the text of the release.
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American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

Consolidated Statements of Operations

	Three Months Ended March 31,
	2018	2017
Revenues:
Premiums and other considerations	$9,053	$9,402
Annuity product charges	50,723	43,572
Net investment income	510,784	485,597
Change in fair value of derivatives	(451,083)	386,533
Net realized gains on investments, excluding other than temporary impairment ("OTTI") losses	302	2,338
OTTI losses on investments:
Total OTTI losses	(907)	—
Portion of OTTI losses recognized in (from) other comprehensive income	—	(141)
Net OTTI losses recognized in operations	(907)	(141)
Total revenues	118,872	927,301

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	12,094	11,875
Interest sensitive and index product benefits	514,095	419,139
Amortization of deferred sales inducements	100,423	62,325
Change in fair value of embedded derivatives	(867,232)	224,170
Interest expense on notes and loan payable	6,372	7,722
Interest expense on subordinated debentures	3,630	3,336
Amortization of deferred policy acquisition costs	140,639	89,678
Other operating costs and expenses	31,240	27,579
Total benefits and expenses	(58,739)	845,824
Income before income taxes	177,611	81,477
Income tax expense	36,649	27,538
Net income	$140,962	$53,939

Earnings per common share	$1.57	$0.61
Earnings per common share - assuming dilution	$1.55	$0.60

Weighted average common shares outstanding (in thousands):
Earnings per common share	90,017	88,647
Earnings per common share - assuming dilution	91,139	89,976

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES
In addition to net income, the Company has consistently utilized non-GAAP operating income and non-GAAP operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate its financial performance. Non-GAAP operating income equals net income adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and the Company believes measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income eliminate the impact of fair value accounting for the Company's fixed index annuity business. These adjustments are not economic in nature but rather impact the timing of reported results. The Company believes the combined presentation and evaluation of non-GAAP operating income together with net income provides information that may enhance an investor’s understanding of its underlying results and profitability.
Reconciliation from Net Income to Non-GAAP Operating Income

	Three Months Ended March 31,
	2018	2017
Net income	$140,962	$53,939
Adjustments to arrive at non-GAAP operating income: (a)
Net realized investment (gains) losses, including OTTI	23	(1,942)
Change in fair value of derivatives and embedded derivatives - fixed index annuities	(78,818)	10,977
Change in fair value of derivatives - debt	(1,832)	(247)
Income taxes	17,359	(3,105)
Non-GAAP operating income	$77,694	$59,622

Per common share - assuming dilution:
Net income	$1.55	$0.60
Adjustments to arrive at non-GAAP operating income:
Net realized investment (gains) losses, including OTTI	—	(0.02)
Change in fair value of derivatives and embedded derivatives - fixed index annuities	(0.87)	0.12
Change in fair value of derivatives - debt	(0.02)	—
Income taxes	0.19	(0.04)
Non-GAAP operating income	$0.85	$0.66

(a)
Adjustments to net income to arrive at non-GAAP operating income are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) where applicable.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands)

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity
Return on average equity measures how efficiently the Company generates profits from the resources provided by its net assets.  Return on average equity is calculated by dividing net income and non-GAAP operating income for the trailing twelve months by average equity excluding average accumulated other comprehensive income ("AOCI").  The Company excludes AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments.

Twelve Months Ended
March 31, 2018
Average Stockholders' Equity
Average equity including average AOCI	$2,491,611
Average AOCI	(412,263)
Average equity excluding average AOCI	$2,079,348

Net income	$261,668
Non-GAAP operating income	303,122

Return on Average Equity Excluding Average AOCI
Net income	12.58%
Non-GAAP operating income	14.58%